As filed with Securities and Exchange Commission on July 25, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

PELTHOS THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Nevada	86-3335449
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

4020 Stirrup Creek Drive
Suite 110
Durham, NC 27703

(877) 265-8266

Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Pelthos Therapeutics Inc. Amended and Restated 2023 Equity Incentive Plan

(Full Title of the Plan)

Francis Knuettel II

Chief Financial Officer

4020 Stirrup Creek Drive
Suite 110
Durham, NC 27703
919-908-2450

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David E. Danovitch, Esq.

Charles E. Chambers Jr., Esq.

Sullivan & Worcester LLP

1251 Avenue of the Americas, 19th Floor

New York, NY 10020
(212) 660-3060

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Pelthos Therapeutics Inc. (the “Registrant”) for the purpose of registering an aggregate of 2,400,000 shares of common stock, par value $0.0001 per share, of the Registrant (“Common Stock”) issuable under the Pelthos Therapeutics Inc. Amended and Restated 2023 Equity Incentive Plan, as amended (the “Amended and Restated Plan”).

The Registrant’s board of directors and holders of a majority of the outstanding shares of the Registrant’s voting stock each approved the Chromocell Therapeutics Corporation 2023 Equity Incentive Plan (the “Prior Plan”) on January 10, 2023. The Registrant’s board of directors and the holders of a majority of the outstanding shares of the Registrant’s voting stock each approved on February 14, 2024 and February 15, 2024, respectively, the First Amendment to the Original Plan to increase the number of shares of Common Stock available for issuance under the Prior Plan from 300,000 shares of Common Stock to 400,000 shares of Common Stock (prior to giving effect to the first reverse split described below. On February 15, 2024, the Registrant effected a 1-for-9 reverse stock split of all outstanding shares of its Common Stock and, pursuant to the terms of the Prior Plan, the number of shares of Common Stock reserved to be issued under the Prior Plan was decreased to 44,444. On October 22, 2024, the Channel board of directors and stockholders approved an amendment to the Prior Plan, increasing the number of shares authorized for issuance from 44,444 shares to 194,444 shares.

The Registrant’s board of directors and the holders of a majority of the outstanding shares of the Registrant’s voting stock each approved on April 11, 2025 and April 16, 2025, respectively, the Amended and Restated 2023 Plan, increasing the number of shares of Common Stock reserved to be issued under the Prior Plan to 24,000,000. On July 1, 2025, the Registrant effected a 1-for-10 reverse stock split of all outstanding shares of its Common Stock (the “Reverse Split”), and, pursuant to the terms of the Amended and Restated Plan, the number of shares of Common Stock reserved to be issued under the Amended and Restated Plan was decreased to 2,400,000.

The Common Stock share amounts stated in the first and second paragraphs are presented on a post-split basis and reflect the Reverse Split.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Plan in accordance with Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Incorporated by reference in this Registration Statement are the following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 27, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 13, 2025;

●	our Current Reports on Forms 8-K filed with the Commission on March 3, 2025, April 17, 2025, July 2, 2025; and

●	our registration statement on Form 8-A filed with the Commission on February 15, 2024, including any amendments or reports filed for the purpose of updating such description and (ii) Exhibit 4.2- Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Exchange Act, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 27, 2025.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the Commission), subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

David Danovitch, partner of Sullivan & Worcester LLP, converted all of his 100 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share, into 10,000 shares of Common Stock, on July 1, 2025.

Item 6. Indemnification of Directors and Officers.

Section 78.138 of the Nevada Revised Statutes of the State of Nevada (“NRS”) provides that, subject to certain exceptions under Nevada law, unless the articles of incorporation or an amendment thereto provides for greater individual liability, a director or officer is not individually liable to Registrant or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Registrant’s articles of incorporation further provide that the personal liability of the directors of the Registrant is eliminated to the fullest extent permitted by the NRS.

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NRS 78.7502.1 provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited-liability company, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

NRS 78.7502.2 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited-liability company, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any indemnification pursuant to the above provisions may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) by the stockholders; (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. The Company’s articles of incorporation and bylaws comply with Nevada law as set forth above.

As permitted by Section 78.138 of the NRS, the Company’s articles of incorporation provide:

“To the full extent permitted by the Act and any other applicable law currently or hereafter in effect, no director or officer of the Company will be personally liable to the Company or its stockholders for or with respect to any breach of fiduciary duty or other act or omission as a director.”

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Item 7. Exemption From Registration Claimed.

Not applicable.

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Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Exhibit Title
4.1	Articles of Incorporation, filed with the Secretary of State of the State of Nevada on November 5, 2024 (filed as Exhibit 3.1(a) to Registrant’s Current Report on Form 8-K filed with the Commission on November 18, 2024).

4.2	Certificate of Correction to Articles of Incorporation, filed with the Secretary of State of the State of Nevada on November 7, 2024 (filed as Exhibit 3.1(b) to Registrant’s Current Report on Form 8-K filed with the Commission on November 18, 2024).

4.3	Certificate of Amendment to Certificate of Designation of Rights and Preferences of Series A Convertible Preferred Stock, filed with the Secretary of State of the State of Nevada on July 17, 2025 (filed herewith).

4.4	Certificate of Amendment to Articles of Incorporation, filed with the Secretary of State of the State of Nevada on July 1, 2025 (Name Change Certificate of Amendment) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 2, 2025)

4.5	Certificate of Amendment to Articles of Incorporation, filed with the Secretary of State of the State of Nevada on July 1, 2025 (Reverse Stock Split Certificate of Amendment)(incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 2, 2025).

4.6	Certificate of Designations, Preferences and Rights of Series A Convertible Redeemable Preferred Stock, filed with the Secretary of State of the State of Nevada on July 1, 2025 (filed as Exhibit 3.3 to Registrant’s Current Report on Form 8-K filed with the Commission on July 2, 2025).

4.7	Certificate of Designations, Preferences and Rights of Series C Convertible Redeemable Preferred Stock, filed with the Secretary of State of the State of Nevada on November 8, 2024 (filed as Exhibit 3.1(c) to Registrant’s Current Report on Form 8-K filed with the Commission on November 18, 2024).

4.8	Bylaws (incorporated by reference to Exhibit 3.4 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 2, 2025).

4.9	Chromocell Therapeutics Corporation 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on January 20, 2023 (Registration No. 333-269188)).

4.10	First Amendment to Chromocell Therapeutics Corporation 2023 Equity Incentive Plan. (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-8 filed with the Commission on April 15, 2024).

4.11	Amended and Restated Pelthos Therapeutics Inc. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.14 the Registrant’s Current Report on Form 8-K filed with the Commission on July 2, 2025).

4.12	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.16 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 2, 2025).

4.13	Form of Stock Option Agreement (incorporated by reference to Exhibit 10.15 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 2, 2025).

5.1	Opinion of Sullivan & Worcester LLP (filed herewith).

23.1	Consent of Marcum LLP (filed herewith).

23.2	Consent of Sullivan & Worcester LLP (reference is made to Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

107	Filing Fee Table (filed herewith).

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 Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina on the July 25, 2025.

Pelthos therapeutics inc.

By:	/s/ Francis Knuettel II
Francis Knuettel II
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Francis Knuettel II, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott Plesha	Chief Executive Officer and President (Principal Executive Officer)	July 25, 2025
Scott Plesha

/s/ Francis Knuettel II	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 25, 2025
Francis Knuettel II

/s/ Todd Davis	Director	July 25, 2025
Todd Davis

	Director	July 25, 2025
Richard Baxter

/s/ Ezra Friedberg	Director	July 25, 2025
Ezra Friedberg

/s/ Richard Malamut	Director	July 25, 2025
Richard Malamut

/s/ Peter Greenleaf	Director	July 25, 2025
Peter Greenleaf

/s/ Matthew Pauls	Director	July 25, 2025
Matthew Pauls

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